UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): January 7, 2016

Kaanapali Land, LLC

(Exact Name of Registrant as Specified in Its Charter)

Delaware (State or Other Jurisdiction of Incorporation)	#0-50273 (Commission File Number)	01-0731997 (IRS Employer Identification No.)

900 N. Michigan Ave., Chicago, Illinois 60611

(Address of Principal Executive Offices) (Zip Code)

Registrant’s Telephone Number, Including Area Code: 312-915-1987

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement

On January 7, 2016 KLC Holding Corp. (“KLC”) and various of its subsidiaries (“KLC Subsidiaries”) entered into a sales agreement (“KLC Sales Agreement”) with an unrelated third party for the sale of substantially all of the remaining real property and related assets of the Registrant on the island of Maui, along with the stock and membership interests of certain KLC Subsidiaries (the “KLC Sales Property”). The KLC Sales Agreement calls for a scheduled sales price for the KLC Sales Property ranging from approximately $80 to approximately $98 million, before costs of sale, a portion of which may be paid by note under certain circumstances. This sales price range is primarily dependent on the possible prior closure of a sale to an unrelated third party of an approximate 19 acre industrial site in Lahaina, known as the Pioneer Mill Site. See Discussion, below. Under the KLC Sales Agreement, the price is also subject to adjustment for certain revenues and expenditures of the KLC Subsidiaries prior to closing. Finally, the KLC Sales Agreement has a provision for a $5 million hold back of proceeds at closing for up to 24 months to secure certain seller objections and indemnifications.

The KLC Sales Agreement has a scheduled closing date on or about the end of April 2016, subject to extension under certain conditions, including matters related to the sale of the Pioneer Mill Site. Under the KLC Sales Agreement, the buyer has certain rescission and termination rights. In addition there are significant conditions to closing, including investigation and evaluation by the buyer during the due diligence period. Accordingly, there can be no assurance that the sale of the KLC Sales Property will be completed under the existing or any other terms.

On December 23, 2015 Pioneer Mill Company, LLC entered into a property sales agreement with an unrelated third party for the sale of the Pioneer Mill Site (“Mill Site Sales Agreement”) which calls for a sales price of $20.5 million (before costs of sale, including commissions) and has a scheduled closing date of April 30, 2016. The Mill Site Sales Agreement has significant conditions to closing, including investigation and evaluation by the buyer during the due diligence period. Accordingly there can be no assurance that the sale of the Pioneer Mill Site will be completed under the existing or any other terms. If the Mill Site Sales Agreement is consummated, significant costs will arise for the relocation of certain buildings and equipment on the Pioneer Mill Site. In addition, Pioneer Mill Company, LLC, which is among the KLC Subsidiaries to be acquired under the KLC Sales Agreement, will be subject to certain warranties and representations that will survive the closing of the transaction. If closing of the sale of the Pioneer Mill Site were to occur, all net proceeds are expected to be retained by the Company for future working capital and other needs.

If closing of the KLC Sales Agreement were to occur, the Registrant will incur significant liabilities for federal and state income taxes. Potentially all the remaining proceeds are expected to be retained by the Registrant for future working capital and other needs. As noted above, there are no assurances that either or both sales will close on the terms and/or timing set forth in the respective agreements or otherwise.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Current Report on Form 8-K to be signed on its behalf by the undersigned hereunto duly-authorized.

Kaanapali Land, LLC

January 13, 2016	By:	/s/ Gailen J. Hull
Gailen J. Hull
Chief Financial Officer

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